Exhibit 99

                                 PRESS RELEASE

         Plymouth, Michigan - April 22, 1997 - Simpson Industries, Inc. (Nasdaq: SMPS) announces that its Board of Directors declared a quarterly dividend in the amount of $.10 per share. The dividend is payable June 26, 1997 to shareholders of record on June 5, 1997.

         At its Annual Meeting today, the shareholders ratified a proposal to increase the authorized shares of common stock to 55,000,000 shares.

         Simpson Industries, Inc. also announced today that its Board of Directors has adopted a Shareholder Rights Plan which will replace the current Rights Plan upon its expiration on May 11, 1997.
The new Rights Plan, which is substantially the same as the current plan, is designed to assure that all shareholders receive fair and equal treatment in the event of an attempt to acquire control of the Company. Details of the new Rights Plan are outlined in a letter which will be mailed to all shareholders.





For further information, contact:

Richard J. Koslowski
Manager, Planning & Analysis
Simpson Industries, Inc.
Plymouth, Michigan
(313) 207-6200